Luanne Tierney Joins Board of Directors for Crimson Wine Group

NAPA, Calif. (November 9, 2018) – Crimson Wine Group, Ltd. (OTCBB: CWGL) is pleased to announce that Silicon Valley executive Luanne Tierney will join the Board of Directors. A marketing executive with extensive experience integrating marketing and sales, Tierney is a complementary addition to the Crimson Wine Group Board to help guide the company as it grows and differentiates its brands in the market.

“As we look to reach new consumers and expand into more channels and markets, Luanne is a great addition to our Crimson team,” said Crimson Wine Group President & CEO Patrick DeLong. “She’s been a key part of so many successful ventures in Silicon Valley, and we are delighted that she will lend her expertise, leverage her network, and provide us with the strategic thinking to help us grow our visibility and audience.”

Tierney is a Silicon Valley executive with more than three decades of experience who has held executive positions at Cisco Systems, Juniper Networks and Proofpoint. She currently serves as the CMO for Open Systems, where she leads the company’s global marketing initiatives. Known as a creative innovator and respected as a leader, Tierney has successfully built and led complex marketing organizations for several Fortune 500 and mid-market SaaS companies.

Tierney’s efforts have gained wide recognition within the industry and she has garnered numerous awards and honors, including the YWCA TWIN Executive Women Award; the PBWC Industry Leader Award, the Silicon Valley Women of Influence Award, among others. She has been featured in the Wall Street Journal, Huffington Post and Success Magazine, is a regular speaker at industry events, and a guest lecturer at several West Coast universities, including Stanford and UC Berkeley.

About Crimson Wine Group
Based in the Napa Valley, Crimson Wine Group crafts benchmark wines from exceptional vineyards in premier wine-growing regions throughout the U.S. Crimson owns and manages approximately 1,000 acres of plantable vineyard land across six distinct regions. Crimson’s diverse collection of exceptional domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), Double Canyon (West Richland, Wash.), Seven Hills Winery (Walla Walla, Wash.) and Malene Wines (Santa Barbara County, Calif.). For more information, please visit www.crimsonwinegroup.com.

Media Contacts
In California: Casey Shaughnessy, Kaetlyn Bartlett, Carly Sperling and Sarah Rogers at Glodow Nead Communications, 415.394.6500 or CrimsonPR@glodownead.com
In the Pacific Northwest: Joleen Zanuzoski at GreenRubino, 206.452.8189 or joleenz@greenrubino.com
Investors: Evan Pondel at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com

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